                                 Exhibit 12.1

                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)

                                      Fiscal Quarter Ended
                                      --------------------                          Fiscal Year (1)
                                       May 3,       May 4,     --------------------------------------------------------
                                        1997         1996        1996        1995        1994        1993        1992
                                        ----         ----        ----        ----        ----        ----        ----
Earnings
 Income before income taxes and
   extraordinary items                 $25,471      $23,206    $171,368    $122,729    $117,451     $96,691     $50,134

 Fixed charges                          13,439        9,377      44,054      30,770      19,758      16,144      21,503
 Less interest capitalized
   during period                          (643)        (176)     (2,829)     (1,287)       (603)       (376)          0
                                       -------      -------    --------    --------    --------    --------     -------

                                       $38,267      $32,407    $212,593    $152,212    $136,606    $112,459     $71,637
                                       =======      =======    ========    ========    ========    ========     =======


Fixed Charges
 Interest (expensed or capitalized)     $6,647       $4,443     $21,822     $14,895      $7,911      $6,253     $13,648

 Portion of rent expense
   representative of interest            6,729        4,889      22,031      15,798      11,777       9,113       6,794

 Amortization of deferred
   financing fees                           63           45         201          77          70         778       1,061
                                       -------      -------    --------    --------    --------    --------     -------
                                       $13,439       $9,377     $44,054     $30,770     $19,758     $16,144     $21,503
                                       =======      =======    ========    ========    ========    ========     =======
Ratio of earnings to fixed charges      2.85         3.46        4.83      4.95 (2)      6.91        6.97        3.33
                                       =======      =======    ========    ========    ========    ========     =======
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(1) Fiscal 1996,1994, 1993 and 1992 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.